Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

AMERIS BANCORP

Ameris Bancorp, a corporation organized and existing under the laws of the State of Georgia (the “Corporation”), does hereby certify:

I.

The name of the Corporation is Ameris Bancorp.

II.

The following amendment to the Articles of Incorporation of the Corporation was duly adopted by the shareholders of the Corporation in accordance with Section 14-2-1003 of the Georgia Business Corporation Code on May 26, 2011.

III.

Effective the date hereof, Article V of the Articles of Incorporation of the Corporation is hereby amended by deleting the first paragraph thereof in its entirety and substituting the following paragraph in lieu thereof:

“Article V.

The maximum number of shares of capital stock that this corporation shall be authorized to issue shall be 105,000,000 shares which are to be divided into two classes as follows: 100,000,000 shares of Common Stock, par value $1.00 per share, and 5,000,000 shares of Preferred Stock.”

IN WITNESS WHEREOF, Ameris Bancorp has caused these Articles of Amendment to be signed by Edwin W. Hortman, Jr., its President and Chief Executive Officer, this 26th day of May, 2011.

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.
President and Chief Executive Officer